UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 26, 2013

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

590 E. Middlefield Road
Mountain View, CA  94043

(Address of principal executive offices, including zip code)

(650) 251-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2013, the Board of Directors of Omnicell, Inc. (the “Board”) elected Joanne B. Bauer to serve as a member of the Board to fill a newly created position on the Board in the class of directors the term of which expires in 2014, and as a member of the Corporate Governance Committee of the Board, both roles to be effective January 1, 2014.

In connection with her election to the Board, Ms. Bauer will be granted a non-qualified stock option (the “Initial Board Grant”) for such number of shares of the Company’s common stock as is determined by dividing $150,000 by the closing price of the Company’s common stock as quoted on the NASDAQ Global Market on the date of grant, pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan (the “Plan”). The Initial Board Grant will vest in equal annual installments over three years from the date of grant. Ms. Bauer will also be granted a prorated annual board member restricted stock grant (the “Annual Board Grant”) for such number of shares of the Company’s common stock as is determined by dividing $45,600 by the closing price of the Company’s common stock as quoted on the NASDAQ Global Market on the date of grant, pursuant to the Plan. The Annual Board Grant will vest in full on the date of the Company’s subsequent annual meeting of stockholders, so long as Ms. Bauer remains a director until such date. In connection with her election to the Corporate Governance Committee of the Board, Ms. Bauer will be granted an additional prorated restricted stock award (the “Committee Grant”) for such number of shares of the Company’s common stock as is determined by dividing $2,850 by the closing price of the Company’s common stock as quoted on the NASDAQ Global Market on the date of grant pursuant to the Plan. The Committee Grant will vest in full on the date of the Company’s subsequent annual meeting of stockholders, so long as Ms. Bauer remains a director until such date. The Initial Board Grant, Annual Board Grant and Committee Grant were authorized by the Board on November 26, 2013 to be deemed granted and effective as of January 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: December 2, 2013	By:	/s/ Dan S. Johnston
Dan S. Johnston,
Executive Vice President and General Counsel